Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.500% Senior Medium Term Notes, Series G due 2014	$350,000,000	$40,635

(1)	Calculated in accordance with Rules 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 25, 2011 (To Prospectus dated June 28, 2010 and Prospectus Supplement dated August 6, 2010) THE BANK OF NEW YORK MELLON CORPORATION	Rule 424(b)(2) File No. 333-167832.

Senior Medium-Term Notes Series G

(U.S. $ Fixed Rate)

$350,000,000 1.500% Senior Notes Due 2014

Trade Date: January 25, 2011

Original Issue Date: February 1, 2011

Principal Amount: $350,000,000

Net Proceeds to Issuer: $349,174,000

Price to Public: 99.854%, plus accrued interest, if any, from February 1, 2011

Commission/Discount: 0.09%

Agent’s Capacity: ☒ Principal Basis ☐ Agency Basis

Maturity Date: January 31, 2014

Interest Payment Dates: Semi-annually on the 1st day of February and August of each year, commencing August 1, 2011 and ending on the Maturity Date (or next business day, modified following, adjusted)

Interest Rate: 1.500% per annum

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Form:	☒	Book Entry
	☐	Certificated

Redemption:	☒	The Notes cannot be redeemed prior to maturity
	☐	The Notes may be redeemed prior to maturity

Repayment:	☒	The Notes cannot be repaid prior to maturity
	☐	The Notes can be repaid prior to maturity at the option of the holder of the Notes

Discount Note:	☐Yes	☒ No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under “Description of Senior Debt Securities and Senior Subordinated Debt Securities — Debt Securities Issued by the Company under the Senior Indenture or the Senior Subordinated Indenture — Legal Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.

Plan of Distribution: The Notes described herein are being purchased by the agent named in the below table (the “Agent”), as principal, on the terms and conditions described in the Prospectus Supplement under the caption “Plan of Distribution of Medium-Term Notes.”

Agent	Aggregate Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$122,500,000
Credit Suisse Securities (USA) LLC	$122,500,000
BNY Mellon Capital Markets, LLC	$ 35,000,000
nabSecurities, LLC	$ 21,000,000
Wells Fargo Securities, LLC	$ 21,000,000
UBS Securities LLC	$ 21,000,000
MFR Securities Inc.	$ 3,500,000
Toussaint Capital Partners, LLC	$ 3,500,000

Total:	$350,000,000

The Agent expects to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Pricing Supplement. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

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